Exhibit 10.42

March 21, 2006

Mr. Joseph L. Fischer
61 Lake Road
Far Hills, NJ  07931

Dear Joe,

The purpose of this letter (the “Letter Agreement”) is to set forth our agreement with respect to your employment with ImClone Systems Incorporated (“ImClone”) as its Interim Chief Executive Officer, which position you assumed on January 24, 2006 (the “Effective Date”).

Title/Location	You will serve as ImClone’s Interim Chief Executive Officer. Your primary place of business will be ImClone’s Branchburg, NJ office and is subject to business travel.

You have also been previously elected to serve as a member of the Board, which service you will perform at no additional compensation, other than (x) the award of a stock option in respect of 20,000 shares of common stock which you were previously granted on January 18, 2006 in respect of your service on the Board and (y) a pro-rated portion of the annual $20,000 fee payable to non-employee directors in respect of 2006 service (with such pro-ration reflecting service on the Board through January 23, 2006) and payments for Board committee meetings attended through January 23, 2006.

Salary	ImClone will pay you a base salary at a rate of $40,000 per month, payable in accordance with ImClone’s customary payroll practices.
Benefits

You will be eligible to participate in the employee benefit plans and arrangements of ImClone, subject to their terms and procedures (including election procedures), as they may be modified from time to time. You will be eligible for one hundred sixty (160) hours of vacation per year, subject to the terms and conditions of ImClone’s vacation policy.

Annual Bonus

The Compensation Committee of the Board of Directors of ImClone (respectively, the “Compensation Committee” and the “Board”) has approved a 2006 annual bonus opportunity for you, with a target of $500,000 and a maximum opportunity of $1 million, payable under and subject to the terms of ImClone’s Annual Incentive Plan. The criteria for your 2006 annual bonus will be established by the Compensation Committee at the time annual bonus criteria for 2006 are established for other senior executives under ImClone’s Annual Incentive Plan.

Any annual bonus opportunities in respect of future years will be established by the Compensation Committee in its discretion.
Employment Term

You will be an at-will employee of ImClone. Your employment may be terminated at any time by ImClone. You may terminate your employment at any time, provided that you give ImClone at least 60 days’ advance written notice of your intent to terminate your employment.

Severance

In the event your employment is terminated by ImClone without “Cause” (as defined on Appendix A), or in the event you terminate your employment with ImClone with “Good Reason” (as defined on Appendix A) following a “Change in Control” (as defined on Appendix A), you will be entitled to a lump sum cash severance payment of not less than $500,000, payable no later than 10 days following your termination of employment (subject to six months’ delay as and if required under Section 409A of the Internal Revenue Code of 1968, as amended (the “Code”)).

In the event of your termination of employment with ImClone for any other reason, you will not be entitled to any severance or termination payments or benefits (other than those vested accrued benefits to which you may be entitled under the ImClone employee benefit plans in which you were participating at the time of your termination of employment). As Interim Chief Executive Officer you will be designated as a “limited duration” employee for purposes of ImClone’s Senior Executive Severance Plan and will, therefore, not be covered under that plan. You also will not be covered (by virtue of rank or otherwise) under ImClone’s Change-In-Control Plan unless the Compensation Committee specifically designates you in writing as a covered employee under that plan.

Release

Your severance entitlements, as described herein, will be subject to your execution and non-revocation of a general release of all claims against ImClone and its Subsidiaries, affiliates and related persons (other than claims for indemnification, claims for vested accrued benefits under the employee benefit plans in which you were participating at the time of your termination of employment, and claims for the severance amounts described herein), in such form as is required by ImClone.

Gross-Up

In the event that you become subject to the excise tax imposed by Code Section 4999 (the “Parachute Excise Tax”), then you will be entitled to gross-up payments from ImClone on the terms, and subject to the conditions and limitations, set forth in Appendix B.

Equity Incentives

The Compensation Committee previously granted you, in respect of your appointment as Interim Chief Executive Officer, a non-qualified stock option under ImClone’s 2002 Stock Option Plan to purchase 100,000 shares of ImClone’s common stock at an exercise price equal to the closing price of ImClone’s common stock on the date of grant (i.e., February 28, 2006). This award is subject to the terms and conditions of the applicable plan and award agreement.

Covenants

The confidentiality, non-competition and non-solicitation provisions set forth in Appendix C (and other applicable Company policies) will apply to you in all events and regardless of the reason for your termination of employment.

Indemnification	You will be entitled to be indemnified, in accordance with, and subject to the terms and conditions of, ImClone’s by-laws, for actions and omissions as an officer of ImClone.
Notice

Communications relating to this Letter Agreement will be in writing and will be deemed to have been duly given when delivered either personally or by United States certified mail, return receipt requested, addressed as follows:

If to you:
at the address listed in ImClone’s personnel records
If to ImClone:
ImClone Systems Incorporated
180 Varick Street
New York, New York 10014
Attention: General Counsel
Miscellaneous

This Letter Agreement (which includes the Appendices hereto) represents the entire agreement between the parties with respect to the subject matters herein. Any rights and obligations you may have as a result of this Letter Agreement may not be transferred, except that any amounts constituting earned but unpaid base salary as of the time of your death may be paid to your estate. This Letter Agreement will be governed by the laws of the State of New York without regard to its conflicts of law principles. This Letter Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. This Letter Agreement may be amended only by a written instrument signed by the parties hereto.

Kindly acknowledge the terms above by signing below and returning this form to me.

Sincerely,

ImClone Systems Incorporated

/s/ LISA M. CAMMY
Lisa M. Cammy, Vice President, Human Resources

ACCEPTED AND ACKNOWLEDGED

/s/ JOSEPH L. FISCHER
Joseph L. Fischer

Appendix A - Definitions

1)               “Cause” will mean the occurrence of any of the following:

(a)          an indictment for, a conviction of, or a plea of guilty or nolo contendere to, a felony or a misdemeanor involving fraud, embezzlement, or moral turpitude;

(b)         willful misconduct or gross negligence by you resulting, in either case, in harm to ImClone or any Subsidiary (reputational or economic);

(c)          failure by you to attempt in good faith to (x) perform your duties to ImClone or (y) carry out the directions of the Board, in either case after written notice to you of such failure; or

(d)         fraud, embezzlement, theft or dishonesty by you against ImClone or any Subsidiary or a material violation by you of a policy or procedure of ImClone, resulting, in any case, in harm to ImClone or any Subsidiary (reputational or economic).

2)               “Change in Control” will mean the occurrence of one of the following events during your employment with ImClone under this Letter Agreement:

(a)          individuals who, on the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of ImClone in which such person is named as a nominee for director, without objection to such nomination) will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of ImClone as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board will be an Incumbent Director;

(b)         any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes, after the Effective Date, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of ImClone representing 40% or more of the combined voting power of ImClone’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that an event described in this paragraph (b) will not be deemed to be a Change in Control if any of following becomes such a beneficial owner:

(i)             ImClone or any majority-owned Subsidiary (provided, that this exclusion applies solely to the ownership levels of ImClone or the majority-owned Subsidiary);

(ii)         any tax-qualified, broad-based employee benefit plan sponsored or maintained by ImClone or any majority-owned Subsidiary;

(iii)     any underwriter temporarily holding securities pursuant to an offering of such securities; or

(iv)       any person pursuant to a Non-Qualifying Transaction (as defined below);

(c)          the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving ImClone or any of its Subsidiaries that requires the approval of ImClone’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination:

(i)             50% or more of the total voting power of:

(A)       the corporation resulting from such Business Combination (the “Surviving Corporation”), or

(B)        if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”),

is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination;

(ii)         no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 40% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation); and

(iii)     at least a majority of the members of the board of directors of the Parent Corporation (or if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination;

(any Business Combination which satisfies all of the criteria specified in (i), (ii) and (iii) above will be deemed to be a “Non-Qualifying Transaction”); or

(d)         stockholder approval of a liquidation or dissolution of ImClone, unless the voting common equity interests of an ongoing entity (other than a liquidating trust) are beneficially owned, directly or indirectly, by ImClone’s shareholders in substantially the same proportions as such shareholders owned ImClone’s outstanding voting common equity interests immediately prior to such liquidation and such ongoing entity assumes all existing obligations of ImClone under this Letter Agreement.

Notwithstanding the foregoing, a Change in Control of ImClone will not be deemed to occur solely because any person acquires beneficial ownership of more than 40% of ImClone Voting Securities as a result of the acquisition of Company Voting Securities by ImClone which reduces the number of Company Voting Securities outstanding; provided, that, if after such acquisition by ImClone such person becomes the beneficial owner of Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of ImClone will then occur.

3)               “Good Reason” will mean the occurrence of any of the following events after a Change in Control, provided you notify ImClone in writing at least 60 days after such event of your intent to terminate your employment as a result thereof and ImClone does not cure such event within 30 days after such notice:

(a)          a material adverse diminution of your titles, authority, duties or responsibilities, or the assignment to you of titles, authority, duties or responsibilities that are materially inconsistent with your titles, authority, duties and/or responsibilities in a manner materially adverse to you; or

(b)         a reduction in your base salary, or a reduction in your target bonus opportunity in respect of 2006 as described in the Letter Agreement, without your prior written consent; or

(c)          an actual change in your principal work location by more than 75 miles and more than 75 miles from your principal place of abode as of the date of such change in job location without your prior written consent; or

(d)         a failure of ImClone to obtain the assumption in writing of its obligation under this Letter Agreement by any successor to all or substantially all of the assets of ImClone within 45 days after a merger, consolidation, sale or similar transaction that qualifies as a Change in Control.

4)               “Subsidiary” will mean a corporation of which ImClone directly or indirectly owns more than 50 percent of the “voting stock” (meaning the capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation) or any other business entity in which ImClone directly or indirectly has an ownership interest of more than 50 percent.

Appendix B—Tax Provisions

1)   Withholding Taxes.   ImClone will be entitled to withhold from any and all payments made to you under this Letter Agreement all federal, state, local and/or other taxes or imposts which ImClone determines are required to be so withheld from such payments.

2)   Golden Parachute Taxes.   In the event that you become subject to the excise tax imposed by Code Section 4999 (the “Parachute Excise Tax”), then you and ImClone will carry out the following:

(a)    If the aggregate “parachute payment” (as such term is used under Code Section 280G) exceeds 299.99% of the “base amount” (as such term is used under Code Section 280G) (the “Safe Harbor Amount”) by less than 10% of the Safe Harbor Amount, then the parachute payment will be reduced to the Safe Harbor Amount, with you determining in your sole discretion which portion of the aggregate parachute payment will be so reduced; or

(b)   If the aggregate parachute payment exceeds the Safe Harbor Amount by 10% or more of the Safe Harbor Amount, then ImClone will pay you a tax gross-up payment so that after payment by you of all federal, state, and local excise, income, employment, Medicare and any other taxes (including any related penalties and interest) resulting from the payment of the parachute payments and the tax gross-up payments to you by ImClone, you retain on an after-tax basis an amount equal to the amount that you would have retained had you not been subject to the Parachute Excise Tax.

3)   Section 409A.   ImClone intends that all payments under this Letter Agreement be made on a basis that complies with Section 409A of the Code. Accordingly, in the event that you are considered a “Specified Employee” as defined in Section 409A of the Code or the guidance issued thereunder (“Section 409A”), and any payments to you under this Letter Agreement are considered “deferred compensation” under Section 409A of a type requiring payment six months after the date of your separation from service (within the meaning of Section 409A), then to the extent required by Section 409A, such payment will be delayed until six (6) months after the date of your separation from service.

4)   No Representations.   ImClone makes no representation, commitment or guarantee with respect to the tax treatment of any payments hereunder, including, but not limited to, federal, state and local income, estate and gift tax treatment, and ImClone will not be responsible in any event with regard to non-compliance with Code Section 409A.

Appendix C—Covenants

1)   Noncompetition.   During your employment with ImClone and for a period of 12 months following your termination of employment for any reason (the “Noncompetition/Nonsolicitation Period”) you will not at any time, directly or indirectly, engage in “Competitive Activity.”  For purposes of this Letter Agreement, “Competitive Activity” will mean your engaging in an activity, whether as an employee, consultant, principal, member, agent, officer, director, partner or shareholder (except as a less than 1% shareholder of a publicly traded company) that is competitive with any business of ImClone or any Subsidiary conducted by ImClone or such Subsidiary at any time during the Noncompetition/Nonsolicitation Period; provided, however, that you may be employed by or otherwise associated with (a) a business of which a Subsidiary, division, segment or unit is in competition with ImClone or any Subsidiary but as to which such Subsidiary, division, segment or unit you have absolutely no direct or indirect responsibilities or involvement, or (b) a company where the Competitive Activity is (i) from the perspective of such company, de minimis with respect to the business of such company and its affiliates, and (ii) from the perspective of ImClone or any Subsidiary, not in material competition with ImClone or any Subsidiary.

2)   Nonsolicitation.   During the Noncompetition/Nonsolicitation Period, you will not at any time, directly or indirectly, solicit (x) any customer or client of ImClone or any Subsidiary with respect to a Competitive Activity or (y) any employee of ImClone or any Subsidiary for the purpose of causing such employee to terminate his or her employment with ImClone or such Subsidiary.

3)   Enforcement.   You acknowledge and agree that if you violate or threaten to violate Section 1 or Section 2 of this Appendix C, ImClone will not have an adequate remedy at law. Accordingly, you and ImClone agree that ImClone will be entitled to such equitable and injunctive relief as may be available to restrain you and any business, firm, partnership, individual, corporation or entity participating in the breach or threatened breach from the violation of the provisions of Section 1 or Section 2 of this Appendix C.  Nothing in this Letter Agreement will be construed as prohibiting ImClone from pursuing any other remedies available at law or in equity for breach or threatened breach of Section 1 or Section 2 of this Appendix C, including the recovery of damages.

4)   Confidentiality.   At all times prior to and after the termination of your service with ImClone for any reason, you will not disclose to anyone or make use of any trade secret or proprietary or confidential information of ImClone, including such trade secret or proprietary or confidential information of any customer or other entity to which ImClone owes an obligation not to disclose such information, which you acquire during your service with ImClone, including but not limited to records kept in the ordinary course of business, except: (i) as such disclosure or use may be required or appropriate in connection with your service as an employee of ImClone; (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of ImClone or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order you to divulge, disclose or make accessible such information; (iii) as to such confidential information that becomes generally known to the public or trade without your violation of this Section 4 of this Appendix C; or (iv) to your spouse and/or your personal tax and financial advisors as reasonably necessary or appropriate to advance your tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use of any trade secret or proprietary or confidential information of ImClone by an Exempt Person will be deemed to be a breach of this Section 4 of this Appendix C by you.

5)   Return of Company Property.   Immediately following your termination of employment with ImClone for any reason, you will immediately return all Company property in your possession, including but not limited to all computer equipment (hardware and software), telephones, facsimile machines, palm pilots and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of ImClone, its customers and clients or its prospective customers and clients.

6)   Cooperation.   Following your termination of employment with the Company for any reason, you will give your assistance and cooperation willingly, upon reasonable advance notice with due consideration for your other business or personal commitments, in any matter relating to your position with ImClone, or your expertise or experience as ImClone may reasonably request, including your attendance and truthful testimony where deemed appropriate by ImClone, with respect to any investigation or ImClone’s defense or prosecution of any existing or future claims or litigations or other proceeding relating to matters in which you were involved or potentially had knowledge by virtue of your service with ImClone. In no event will your cooperation materially interfere with your services for a subsequent employer or other similar service recipient. ImClone agrees that (i) it will promptly reimburse you for your reasonable and documented expenses in connection with your rendering assistance and/or cooperation under this Section 6 of this Appendix C, upon your presentation of documentation for such expenses and (ii) you will be reasonably compensated for any continued material services as required under this Section 6 of this Appendix C.